Exhibit to Item 77D

Policies with Respect to Security Investments
Effective February 13, 2014, modifications to the investment policies of the RBC Short Duration Fixed Income Fund and the RBC
Ultra-Short Fixed Income Fund were made to clarify each Fund's investment policy with regard to duration.

A description of the modifications made to the RBC Short
Duration Fixed Income Fund and RBC Ultra-Short Fixed Income Fund is incorporated by reference to the supplement to the Prospectus filed with the SEC via EDGAR on February 13, 2014. (Accession
No. 0000897101-14-000176).